EXHIBIT 10.1

July 8, 2002

Mr. Brian P. Kelley
1411 Sodon Lake Drive
Bloomfield Hills, MI 48302

        Dear Brian:

        This letter amends and restates my letter to you dated June 28, 2002, which was accepted by you on July 1, 2002. I am pleased to confirm the terms of the offer of employment to you at SIRVA Inc.'s ("SIRVA") offices near Chicago, Illinois. The offer is as follows:

Position:	President and Chief Executive Officer for SIRVA.
Salary:	$575,000 per year, payable in installments on SIRVA's regular payroll dates.
Start Date:	August 5, 2002
Annual Bonus:
You will be eligible to participate in SIRVA's Management Incentive Program with a projected target bonus of up to 100% of base salary. You will be guaranteed the pro rata portion of your 2002 bonus from your start date (ie., $240,000 if you start August 5, 2002).
Change of Control:
In the event your employment is terminated without cause within two years following a "change of control", you shall be entitled to receive a payment equal to two times your annual base salary. In addition, you shall also receive a pro rata bonus for the year in which your termination occurs based on the target bonus payable to you for such year.
"Change of control" shall have the same meaning as set forth in the SIRVA, Inc. Stock Incentive Plan.

This payment shall be subject to approval by a vote of the shareholders of SIRVA in order to qualify for the available exemption from the golden parachute provisions of the Internal Revenue Code of 1986, as amended.
Stock Purchase:
You will be provided the opportunity to purchase up to Seven Thousand (7,000) shares (the "Shares") of common stock, par value $0.01 per share, of SIRVA at the fair market value of such stock, which has been established by SIRVA's Board of Directors to be $142.00 per share. Our expectation is that you would buy a minimum of Three Thousand (3,000) shares.

The purchase of the shares will be made pursuant to a management stock subscription agreement that is substantially similar to those in effect for other officers of SIRVA. The material terms of that agreement are summarized on Annex "A" attached hereto.

Stock Options:
For each share purchased, you will receive a grant of options to purchase three (3) shares of SIRVA common stock, up to an aggregate of Twenty-one Thousand (21,000) shares, at an exercise price of $142 per share (the "Options"). The Option grant will be made pursuant to a management stock option agreement that is substantially similar to those in effect for other officers of SIRVA. The material terms of that agreement are summarized on Annex "B" attached hereto.
Benefits:	You will be entitled to participate in all health, welfare and other similar benefits available to senior executives of SIRVA.
Severance:
Except as otherwise provided under the section "Change of Control", in the event that your employment is terminated by SIRVA without cause, you will be entitled to receive continued payments of your base salary and health benefits until the earlier of one year after termination or until you obtain new employment. These continued payments would be subject to your execution of a general release and standard provisions regarding confidentiality, non-competition and non-solicitation of employees, agents and customers.
Board:	You will be a member of the Board of Directors of SIRVA for as long as you serve as SIRVA CEO.
Additional Terms:	This offer is contingent upon:
• your not being subject to any contract that would be violated by your employment with SIRVA; and
• your successful completion of a drug/alcohol screening prior to your start date.

        Brian, on behalf of the Board of Directors, I would like to welcome you to the SRIVA team. I am very excited about you joining our company and look forward to working with you. If you have any questions, please do not hestitate to call me at 212-407-5259.

                      Sincerely,

                      /s/ James W. Rogers
                      James W. Rogers

cc:	Donald J. Gogel Kevin J. Conway Richard J. Schnall

ACCEPTED AND AGREED TO
AS OF JULY 8, 2002:

/s/ BRIAN P. KELLEY Brian P. Kelley